EXHIBIT 10.8
DESCRIPTION OF COMPENSATION PAYABLE TO
NON-EMPLOYEE DIRECTORS
     On May 4, 2005, the Compensation Committee of the Board of Directors of Connetics Corporation approved the payment of the following compensation to each non-employee director of the Board in respect of his or her service on the Board, effective April 1, 2005:
•	An annual retainer fee of $30,000. The annual retainer fee is payable, at the director’s election, in cash or shares of Connetics’ common stock.
•	An initial stock option grant to purchase 30,000 shares of Connetics’ common stock, granted on the date on which the individual first becomes a director. The exercise price for the option is equal to the fair market value of the common stock on the date of grant. The option vests in four equal installments on the first, second, third and fourth anniversaries of the date of grant.
•	An annual stock option grant to purchase 15,000 shares of Connetics’ common stock in each year the director is re-elected to the Board if, on the date of grant, the director has served on the Board for at least six months. The exercise price for the option is equal to the fair market value of Connetics’ common stock on the date of grant. The option is exercisable in full on the first anniversary of the date of grant.
•	A fee of $2,000 for each Board meeting attended in person, which will increase to $2,500 effective January 1, 2006.
•	A fee of $500 for each regularly scheduled Board meeting attended by telephone, which will increase to $1,000 effective January 1, 2006.
•	A fee of $1,000 for each Board committee meeting attended in person or $500 for each Board committee meeting attended by telephone.
•	An annual retainer of $15,000 for the chair of the Audit Committee, which is payable in cash in quarterly installments.
•	An annual retainer of $7,500 for the chair of the Compensation Committee and for the chair of the Governance and Nominating Committee, which is payable in cash in quarterly installments.
•	Reimbursement of out-of pocket expenses incurred by the director in connection with attending Board meetings.